October 19, 1998


Mr. Robert C. Galvin
44 Holmes Road
Ridgefield, CT  06877

Dear Bob:

     This will confirm the terms and conditions of employment between you and Nine West Group Inc. (the "Company"). It is agreed as follows:

     1.  TERM.

          The Company shall employ you for a period from October 20, 1998, and will end as of October 20, 2003. Thereafter, your employment with the Company will continue, and this agreement will be automatically renewed, for successive two (2)-year terms unless either party to this agreement advises the other in writing, at least six (6) months prior to the expiration of the initial period or any renewal term, that such party does not wish to renew. Your employment may be terminated by the Company prior to the expiration of the term of this agreement for Cause, as defined below, in which event no further payments shall be made to you following such termination except for amounts due and owing as of such date. As used in this agreement, the term "Cause" shall mean: (a) your engaging in conduct that constitutes willful misconduct or gross negligence in regard to this agreement; or (b) your engaging in any conduct materially detrimental to the business, goodwill or reputation of the Company; or (c) your conviction of a crime involving moral turpitude; or (d) your violating any material provision of this agreement.

     2.  DUTIES.

               (a) You shall render services to the Company as Executive Vice President, Chief Financial Officer and Treasurer. Your services shall be rendered in accordance with such rules and instructions as the Company shall establish from time to time. You shall also perform such other executive and administrative duties as may be assigned to you from time to time by the Chairman of the Board of Directors, Chief Executive Officer, President, and/or the Board of Directors of the Company.

               (b) In the event that your duties, position or title undergo changes in the course of your employment with the Company in ways not expressly provided for in this agreement, such changes shall not constitute a rescission of this agreement, or of any other terms hereof, and the agreement shall remain in full force and effect as to all terms not affected by such changes; provided, however, that any such new duties, position or title shall be consistent with your current role, responsibilities and executive status. In the event that such new duties, position, or title are inconsistent with your current role, responsibilities and executive status or you are terminated by the Company or the Board of Directors without cause, then you shall be paid your salary and target bonuses for the remaining term of this agreement in a lump sum upon such event.

     3. COMPENSATION.

          (a) SALARY. Your salary will be $450,000 per annum, with such salary increased annually, by an amount at least equal to the Cost-of-Living Factor multiplied by your then current salary; provided, however, you shall be entitled to a salary increase by an amount not less than 5% per year. The Cost-of-Living Factor shall be a fraction (i) the numerator of which will be the Cost-of-Living Index at September 1 of the 12-month period immediately preceding such 12-month period. The Cost-of-Living Index for purposes of this calculation will be the Consumer Price Index for all Urban Consumers, New York
- Northern New Jersey - Long Island, NY-NJ-CT (1982-84 = 100), published by the Bureau of Labor Statistics, or if such Index shall cease to be published, then the Cost-of-Living Index shall be such fair equivalent index as the Company and you select.

          (b) BONUS. You shall be entitled to an annual bonus in accordance with the Company's applicable executive bonus program, and shall participate at a target level of at least 75% of base salary.

          (c) CAR ALLOWANCE. You shall receive a car allowance of $15,000 per annum payable in accordance with the Company's usual practice for such an allowance.

          (d) VACATION. You shall receive four (4) weeks of paid vacation each year during the term hereof. At your election, unused vacation time for any year may be either paid in such year or carried over to the next successive year.

     4. BENEFITS AND EXPENSES.

          You shall be eligible to participate in such deferred compensation plans, retirement plans, stock option plan, medical and dental programs and other fringe benefits as the Company provides to other executive employees.

          We will pay or reimburse all reasonable business expenses incurred by you with respect to work performed by you outside or inside the United States on our behalf.

     5. NONRENEWAL PAYMENT.

          (a)  NONRENEWAL BY EMPLOYEE.  If this agreement expires pursuant to
Section 1 hereof because you elect not to renew this agreement as of October 20, 2003, then, except as provided otherwise in this Section 5, in consideration of your covenant not to compete set forth in Section 6 of this agreement, the Company will pay you a noncompetition payment equal to your then current annual salary and last year's bonus plus full benefits equal to that at the time of notice. The noncompetition payment shall be payable in 12 equal monthly installments on the last day of each month beginning with the month immediately following nonrenewal of this agreement, and you shall not be required to seek or accept other employment while receiving such payment, provided, however, that the Company may, at any time, elect to release you from your covenant not to compete at your request, and the Company will thereupon be relieved of any further obligation to make the noncompetition payment provided in this Section 5(a).

          (b) NONRENEWAL BY THE COMPANY. If this agreement expires pursuant to Section 1 hereof because the Company elects not to renew this agreement as of October 20, 2003, then, except as provided otherwise in this Section 5, in consideration of your covenant not to compete set forth in Section 6 of this agreement, the Company will pay you a noncompetition payment equal to your then current annual salary. The noncompetition payment shall be payable in 12 equal monthly installments on the last day of each month beginning with the month immediately following nonrenewal of this agreement, and you shall not be required to seek or accept other employment while receiving such payment.
Upon your request, the Company also will continue to provide health and dental insurance coverage after such termination of employment, similar to that provided to its executive employees, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985. Notwithstanding the foregoing, you may elect to be released from your covenant not to compete, and if you accept employment with a competitor of the Company at any time when noncompetition payments are being made under this Section 5(b), the Company's obligation with respect to any further noncompetition, health and dental insurance payments shall cease.

          (c) FURTHER EXCEPTIONS. No noncompetition payments shall be made under this Section 5 when any disability or death payments are payable by the Company pursuant to any other agreement or arrangement, or if this agreement is terminated by the Company at any time for Cause.

     6. NONCOMPETITION.

          (a) You acknowledge and recognize (i) the highly competitive nature of the business of the Company and its affiliates, (ii) the importance to the Company of the Confidential Material (as defined in Section 7 hereof) to which you will have access, (iii) the importance to the Company of the knowledge and experience possessed by it relating to sources of supply of footwear and accessories in Brazil, and its relationships with such sources of supply, developed by it or its predecessors over many years, and (iv) the position of responsibility which you will hold with the Company. Accordingly, you agree that for a period of one (1) year following nonrenewal of this agreement under the circumstances described in Section 5(a) or 5(b) of this agreement or following the cessation of your employment with the Company under any other circumstances, you will not, directly or indirectly, (i) engage in the business activities engaged in by the Company on the date hereof and during your employment, such business activities being manufacturing, selling, producing, marketing, distributing, designing, line building and otherwise dealing in footwear and accessories, of the types in which the Company does business as of the date of such cessation of employment, and produced in Brazil, whether such other engagement is as an officer, director, employee, proprietor, consultant, independent contractor, partner, advisor, agent or investor (other than as a passive investor in less than 5% of the outstanding capital stock of a publicly traded corporation); (ii) assist other persons or businesses in engaging in any business activities prohibited under clause (i); or (iii) induce any employees of the Company or its affiliates to engage in any such activities or to terminate their employment.

          (b) It is expressly understood and agreed that, although you and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 6 is an unreasonable or otherwise unenforceable restriction against you, it is the intention of the parties that the provisions of this
Section 6 shall not be rendered void, but such court shall reduce the duration, area or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          (c) As used in Section 6(a), the term "Company" shall be deemed to include the Company and any individual, person or entity controlling, controlled by or under common control with the Company, and any respective successors of any such individual, person or entity.

          (d) The non-competition provisions of this Section 6 shall not apply if the Company terminates your employment for any reason, except if the Company terminates your employment pursuant to Section 1(b) and/or 1(d) of this agreement. If termination of employment is pursuant to Section 1(b) and/or 1(d) of this agreement, the Company agrees to provide written notice to you stating which of such subparagraphs has been violated and the actions you have taken resulting in such violation.

     7. DEATH AND DISABILITY.

          If your employment terminates before the expiration date because of death or disability, the Company shall pay you or your duly appointed personal representatives, as the case may be, (i) an amount equal to your monthly salary during each of the twelve (12) months following your death or disability, but in no event beyond the expiration date, and (ii) an amount equal to your prior year's bonus. Disability is any physical injury, or any illness, or a physical or psychological condition, which shall render you incapable of performing the services required of you under this agreement for a period of six (6) consecutive months.

     8. CONFIDENTIALITY.

          You acknowledge that, during the course of your employment by the Company, you will have access to valuable confidential information, know-how, lists of customers and prospects, cost lists, merchandising data, inventions, designs, manufacturing methods and techniques and other information relevant to the activities and business of the Company and its affiliates ("Confidential Material"). You agree that such Confidential Material shall be and remain the Company's property, free of any rights on your part with respect thereto, and that you shall keep it confidential at all times during, and following the cessation of, your employment with the Company. You agree to deliver to the Company all computer files and tapes, books, records and documents (whether maintained in paper, electronic or any other medium) relating to or bearing upon any such Confidential Material, upon the cessation of your employment, and you agree not to retain any copies or extracts thereof.

     9. INJUNCTIVE RELIEF.

          The parties recognize and agree that the covenants set forth in Sections 6 and 7 are independent covenants and may be enforced regardless of any claim regarding the balance of the agreement or any other claim relating to the agreement. These covenants shall be enforceable by a court of equity through the granting of a temporary restraining order, preliminary injunction and/or permanent injunction. In the event of a breach of Section 6 or 7 of this agreement, you consent to the entry of an injunction, and you shall pay any reasonable fees and expenses incurred by the Company in enforcing such Sections. Such equitable enforcement shall be in addition to and shall not prejudice the right of the Company to an appropriate monetary award.

     10. REPRESENTATION AND WARRANTY.

          You hereby represent and warrant to the Company that your entering into this agreement will not result in the breach of, or constitute a violation of, any agreement, order or decree by which you are bound and that you are not subject to any agreement, restriction or covenant, whether written or oral, which restricts your ability to enter into this agreement or to perform your duties as set forth herein.

     11. MISCELLANEOUS.

          (a) This agreement shall be governed by the laws of the State of New York (excluding its choice of law rules).

          (b) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or if transmitted via telecopier with transmission confirmed, with a copy mailed by certified mail, return receipt requested, addressed to the addresses first set forth above or to such other addresses as shall be furnished in writing by either party in like manner. Any such notice or communication shall be deemed to have been given as of the date delivered in person or transmission by telecopier is confirmed.

          (c) This agreement may not be assigned by you. This agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and permitted assigns.

          (d) This agreement supersedes all prior agreements and understandings between us and may not be modified or terminated orally. No modifications, termination, or attempted waiver shall be valid unless set forth in a writing signed by the party against whom the same is sought to be enforced.

          (e) The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.

          Please sign where indicated below, whereupon this letter will constitute a binding agreement between us as of the date first above written.





Very truly yours,                      Accepted and agreed to as of
                                       this 19 day of October, 1998.
Nine West Group Inc.


By:   /s/ Vincent Camuto                /s/ Robert C. Galvin
      ---------------------             ------------------------
      Vincent Camuto                    Robert C. Galvin
      Chief Executive Officer